Great-West

                LIFECOINC.

RELEASE

Readers are referred to the disclaimer regarding Forward-Looking Information and Non-GAAP Financial Measures at the end of this Release.

TSX:GWO

Great-West Lifeco reports first quarter 2006 results

Toronto, May 4, 2006 ... Great-West Lifeco Inc. (Lifeco) has reported net income attributable to common shareholders of $446 million for the three months ended March 31, 2006 compared to net income of $419 million reported a year ago. On a per share basis, this result represents $0.501 per common share for the three months ended March 31, 2006, an increase of 6% (14% on a constant currency basis) compared to $0.471 per common share for 2005. Net income in 2005 included $4 million, or $0.004 per common share, for restructuring charges related to the acquisition of Canada Life Financial Corporation.

Lifeco experienced solid operating results in all major business segments and significant growth in net income attributable to common shareholders.

Highlights

•	Earnings per common share for the first quarter of 2006 increased 6% (14% on a constant currency basis) compared to a year ago.
•	Return on common shareholders’ equity was 20.4% for the twelve months ended March 31, 2006.
•	Assets under administration at March 31, 2006 totalled $182.3 billion, up $5.0 billion from December 31, 2005 levels.
•	Quarterly dividends declared were $0.22375 per common share payable June 30, 2006. Dividends paid on common shares for the three months ended March 31, 2006 were 15% higher than a year ago.

Consolidated net earnings for Lifeco are the net operating earnings of The Great-West Life Assurance Company (Great-West Life), Canada Life Financial Corporation (CLFC), London Life Insurance Company (London Life) and Great-West Life & Annuity Insurance Company (GWL&A), together with Lifeco's corporate results.

.../2

100 Osborne Street North, Winnipeg, MB Canada R3C 3A5

A member of the Power Financial Corporation group of companies.

CANADA

Consolidated net earnings of the Canadian segment of Lifeco attributable to common shareholders for the first quarter of 2006 increased 10% to $204 million from $186 million at March 31, 2005.

Total sales for the three months ended March 31, 2006 were $2.4 billion, an increase of 34% over the first quarter of 2005. Fee income for the period increased $27 million to $216 million.

Total assets under administration at March 31, 2006 were $90.3 billion, up $2.2 billion from December 31, 2005 levels, essentially due to increases in segregated funds.

UNITED STATES

Consolidated net earnings of the United States segment of Lifeco attributable to common shareholders for the first quarter of 2006 decreased 7% (an increase of 6% on a constant currency basis) to $134 million from $144 million at March 31, 2005.

Total sales for the three months ended March 31, 2006 were $869 million an increase of 9% (an increase of 17% on a constant currency basis) over the first quarter of 2005. Fee income for the period increased by $3 million to $297 million.

Total assets under administration of $44.9 billion at March 31, 2006 were up $0.6 billion from December 31, 2005 levels, essentially due to increases in segregated funds.

EUROPE

Consolidated net earnings of the European segment of Lifeco attributable to common shareholders for the first quarter of 2006 increased 10% (an increase of 24% on a constant currency basis) to $111 million from $101 million at March 31, 2005.

Total sales for the three months ended March 31, 2006 were $1.9 billion, a decrease of 7% (an increase of 3% on a constant currency basis) over the first quarter of 2005. Fee income for the period increased by $8 million to $139 million.

Total assets under administration at March 31, 2006 were $47.1 billion, up $2.2 billion from December 31, 2005 levels, with increases in the general fund of $0.4 billion and in segregated funds of $1.8 billion.

CORPORATE

Corporate net earnings for Lifeco attributable to common shareholders were a net charge of $3 million for the first quarter of 2006 compared to a net charge of $12 million for the first quarter of 2005.

.../3

CONSTANT CURRENCY

The geographic diversification of Lifeco's business operations creates exposure to movement in foreign exchange rates affecting the translation of operating results to Canadian dollars from foreign currencies, principally US dollars, British Pounds and euros.

Compared to the first quarter of 2005, the translation of foreign currency denominated earnings to Canadian dollars in 2006 has resulted in a decrease in the Company's Canadian dollar equivalent earnings of approximately $23 million as a result of movement in translation rates, as well as a decrease of $9 million from the expiry in 2005 of favourable forward foreign exchange contracts. Adjusting for the $32 million negative impact of currency, net income attributable to common shareholders for the three months ended March 31, 2006 increased by 14%.

QUARTERLY DIVIDENDS

At its meeting today, the Board of Directors approved a quarterly dividend of $0.22375 per share on the common shares of the Company payable June 30, 2006 to shareholders of record at the close of business June 2, 2006.

In addition, the Directors approved quarterly dividends on:

•	Series D First Preferred Shares $0.293750 per share;
•	Series E First Preferred Shares $0.30 per share;
•	Series F First Preferred Shares $0.36875 per share;
•	Series G First Preferred Shares of $0.325 per share;
•	Series H First Preferred Shares of $0.30313 per share; and
•	Initial dividend on Series I First Preferred Shares of $0.24349 per share,

all payable June 30, 2006 to shareholders of record at the close of business June 2, 2006.

GREAT-WEST LIFECO

Great-West Lifeco Inc. (TSX:GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings, and reinsurance businesses. The Company has operations in Canada, the United States and Europe through The Great-West Life Assurance Company, London Life Insurance Company, The Canada Life Assurance Company and Great-West Life & Annuity Insurance Company. Lifeco and its companies have $182 billion in assets under administration. Great-West Lifeco is a member of the Power Financial Corporation group of companies.

.../4

Forward-Looking Information and Non-GAAP Financial Measures

This release may contain forward-looking statements about the Company, including its business operations, strategy and expected financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or negative versions thereof and similar expressions. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company action, is also a forward-looking statement. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the insurance industry generally. They are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as sales levels, premium income, fee income, expense levels, mortality experience, morbidity experience, policy lapse rates and taxes, as well as general economic, political and market factors in North America and internationally, interest and foreign exchange rates, global equity and capital markets, business competition, technological change, changes in government regulations, unexpected judicial or regulatory proceedings, catastrophic events, and the Company's ability to complete strategic transactions and integrate acquisitions. The reader is cautioned that the foregoing list of important factors is not exhaustive. The reader is also cautioned to consider these and other factors carefully and to not place undue reliance on forward-looking statements. Other than as specifically required by applicable law, the Company has no specific intention to update any forward-looking statements whether as a result of new information, future events or otherwise.

This release may also contain non-GAAP financial measures. Terms by which non-GAAP financial measures are identified include but are not limited to "net income on a constant currency basis", "net income excluding the negative impact of currency", “adjusted net income”, “earnings before adjustments”, “net income before adjustments” and other similar expressions. Non-GAAP financial measures are used to provide management and investors with additional measures of performance. However, non-GAAP financial measures do not have standard meanings prescribed by GAAP and are not directly comparable to similar measures used by other companies. Please refer to the appropriate reconciliations of these non-GAAP financial measures to measures prescribed by GAAP.

.../5

Further information

Selected financial information is attached.

Great-West Lifeco's first quarter analyst teleconference will be held Thursday, May 4, at 2:00 p.m. (Eastern). The call can be accessed through www.greatwestlifeco.com or by phone, through listen-only lines at:

•	Participants in the Toronto area: 416-641-6108
•	Participants from North America: 1-866-542-4237
•	Participants from Overseas: Dial international access code first, then 800-9559-6853

A replay of the call will be available from May 4, until May 11, and can be accessed by calling 1-800-408-3053 or 416-695-5800 in Toronto (passcode: 3170771#).

Additional information relating to Lifeco, including the most recent interim unaudited financial statements, interim Management's Discussion and Analysis (MD&A) and CEO/CFO certificates will be filed on SEDAR at www.sedar.com.

- end -

For more information contact:

Marlene Klassen

Director, Media & Public Relations

(204) 946-7705

GREAT-WEST

LIFECO INC.

FINANCIAL HIGHLIGHTS (unaudited)
(in $ millions except per share amounts)

	2006	2005	% Change

For the three months ended March 31

Premiums:
Life insurance, guaranteed annuities and insured health products	$3,700	$4,528	-18%
Self-funded premium equivalents (ASO contracts)	1,919	1,890	2%
Segregated funds deposits:
Individual products	2,021	1,572	29%
Group products	1,553	1,228	26%
Total premiums and deposits	9,193	9,218	0%

Fee and other income	652	614	6%
Paid or credited to policyholders	4,001	4,816	-17%

Net income - common shareholders before adjustments (1)	446	423	5%
Adjustments after tax (1)	-	4
Net income - common shareholders	446	419	6%

Per common share
Basic earnings before adjustments (1)	$0.501	$0.475	5%
Adjustments after tax (1)	-	0.004
Basic earnings after adjustments	0.501	0.471	6%
Dividends paid	0.22375	0.195	15%
Book value	10.06	9.38	7%

Return on common shareholders' equity (12 months):
Net income before adjustments (1)	20.5%	20.7%
Net income	20.4%	20.4%

At March 31
Total assets	$102,306	$ 97,036	5%
Segregated funds assets	79,997	69,927	14%
Total assets under administration	$182,303	$166,963	9%

Share capital and surplus	$9,767	$ 8,857	10%

(1)

Following the acquisition of Canada Life Financial Corporation (CLFC) by the Company, a plan was developed to restructure and exit selected operations of CLFC. Shareholder net income for the three months ended March 31, 2005 includes restructuring costs related

GREAT-WEST

LIFECO INC.

to the acquisition of $4 after tax, or $0.004 per common share. Net income, basic earnings per common share and return on common shareholders’ equity are presented before restructuring costs as a non-GAAP financial measure of earnings performance.

GREAT-WEST

LIFECO INC.

SUMMARY OF CONSOLIDATED OPERATIONS (unaudited) '(in $ millions except per share amounts)
		For the three months
		ended March 31
		2006	2005

Income
	Premium income	$3,700	$4,528
	Net investment income (note 2)	1,323	1,292
	Fee and other income	652	614
		5,675	6,434

Benefits and expenses
	Paid or credited to policyholders and beneficiaries
	including policyholder dividends and experience refunds	4,001	4,816
	Commissions	342	329
	Operating expenses	562	564
	Premium taxes	60	61
	Financing charges (note 3)	47	48
	Amortization of finite life intangible assets	4	5
	Restructuring costs	-	7

Net income before income taxes		659	604

Income taxes	- current	117	29
	- future	52	120

Net income before non-controlling interests		490	455

Non-controlling interests (note 8)		34	29

Net income - shareholders		456	426

Perpetual preferred share dividends		10	7

Net income - common shareholders		$446	$419

Earnings per common share (note 12)

	Basic	$0.501	$0.471

	Diluted	$0.497	$0.466

GREAT-WEST

LIFECO INC.

CONSOLIDATED BALANCE SHEET (unaudited)
(in $ millions)
	March 31,	December 31,	March 31,
	2006	2005	2005
Assets
Bonds	$ 59,481	$ 59,298	$ 55,439
Mortgage loans	14,693	14,605	14,643
Stocks	4,182	4,028	3,567
Real estate	1,839	1,842	1,679
Loans to policyholders	6,735	6,646	6,572
Cash and certificates of deposit	2,674	2,961	2,804
Funds held by ceding insurers	2,504	2,556	2,209
Goodwill	5,327	5,327	5,328
Intangible assets	1,453	1,453	1,498
Other assets (note 4)	3,418	3,445	3,297
Total assets	$ 102,306	$ 102,161	$ 97,036
Liabilities
Policy liabilities
Actuarial liabilities	$ 71,611	$ 71,263	$ 66,704
Provision for claims	1,010	999	1,081
Provision for policyholder dividends	546	535	595
Provision for experience rating refunds	352	401	507
Policyholder funds	2,112	2,088	2,067
	75,631	75,286	70,954

Debentures and other debt instruments (note 5)	1,891	1,903	2,092
Funds held under reinsurance contracts	4,009	4,089	4,376
Other liabilities (note 6)	3,787	4,318	4,295
Repurchase agreements	996	936	800
Deferred net realized gains	2,654	2,598	2,168
	88,968	89,130	84,685

Preferred shares (note 9)	787	787	797
Capital trust securities and debentures (note 7)	648	648	650
Non-controlling interests (note 8)
Participating surplus in subsidiaries	1,771	1,741	1,680
Preferred shares issued by subsidiaries	209	209	209
Perpetual preferred shares issued by subsidiaries	156	157	158
Share capital and surplus
Share capital (note 9)
Perpetual preferred shares	799	799	499
Common shares	4,668	4,660	4,659
Accumulated surplus	5,095	4,860	4,124
Contributed surplus	21	19	16
Currency translation account	(816)	(849)	(441)
	9,767	9,489	8,857

GREAT-WEST

LIFECO INC.

Liabilities, share capital and surplus	$ 102,306	$ 102,161	$ 97,036

CONSOLIDATED STATEMENT OF SURPLUS (unaudited)
(in $ millions)

	For the three months
	ended March 31
	2006	2005

Accumulated surplus
Balance, beginning of year	$4,860	$3,890
Net income	456	426
Common share cancellation excess	(11)	(11)
Dividends to shareholders
Perpetual preferred shareholders	(10)	(7)
Common shareholders	(200)	(174)
Balance, end of period	$5,095	$4,124

Contributed surplus
Balance, beginning of year	$19	$14
Stock option expense (note 10)	2	2
Balance, end of period	$21	$16

Currency translation account
Balance, beginning of year	$(849)	$(426)
Change during the period	33	$(15)
Balance, end of period	$(816)	$(441)

GREAT-WEST

LIFECO INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
(in $ millions)

	For the three months
	ended March 31
	2006	2005

Operations
Net income	$456	$426
Adjustments for non-cash items:
Change in policy liabilities	129	879
Change in funds held by ceding insurers	52	128
Change in funds held under reinsurance contracts	(78)	2
Change in current income taxes payable	(89)	(153)
Future income tax expense	52	120
Other	(574)	(336)
Cash flows from operations	(52)	1,066

Financing Activities
Issue of common shares	12	10
Purchased and cancelled common shares	(15)	(13)
Repayment of debentures and other debt instruments	(12)	(1)
Dividends paid	(210)	(181)
	(225)	(185)

Investment Activities
Bond sales and maturities	8,016	9,223
Mortgage loan repayments	438	842
Stock sales	294	240
Real estate sales	119	36
Change in loans to policyholders	(87)	(37)
Change in repurchase agreements	114	112
Investment in bonds	(7,977)	(9,528)
Investment in mortgage loans	(532)	(970)
Investment in stocks	(353)	(389)
Investment in real estate	(72)	(52)
	(40)	(523)

Effect of changes in exchange rates on cash and certificates of deposit	30	(26)

Increase (decrease) in cash and certificates of deposit	(287)	332

Cash and certificates of deposit, beginning of year	2,961	2,472

GREAT-WEST

LIFECO INC.

Cash and certificates of deposit, end of period	$2,674	$2,804

GREAT-WEST

LIFECO INC.

Notes to Interim Consolidated Financial Statements (unaudited)

(in $ millions except per share amounts)

1.	Basis of Presentation and Summary of Accounting Policies
(a)

The interim unaudited consolidated financial statements of Great-West Lifeco Inc. (Lifeco or the Company) at March 31, 2006 have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies and methods of computation followed in the consolidated financial statements for the year ended December 31, 2005. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s annual report dated December 31, 2005.

(b)	Certain of 2005 amounts presented for comparative purposes have been reclassified to conform to the presentation adopted in the current year.
2.	Net Investment Income

Net Investment income is comprised of the following:

	For the three months ended March 31, 2006
	Investment income earned	Amortization of net realized and unrealized gains	Provision for credit losses	Investment expenses	Net investment income

Bonds	$800	$61	$2	$-	$863
Mortgage loans	216	12	-	-	228
Stocks	33	76	-	-	109
Real estate	26	14	-	-	40
Other	99	-	-	(16)	83

	$1,174	$163	$2	$(16)	$1,323

	For the three months ended March 31, 2005
	Investment income earned	Amortization of net realized and unrealized gains	Provision for credit losses	Investment expenses	Net investment income

Bonds	$778	$60	$1	$-	$839
Mortgage loans	227	13	2	-	242
Stocks	37	43	-	-	80
Real estate	46	8	-	-	54
Other	90	-	-	(13)	77

	$1,178	$124	$3	$(13)	$1,292

GREAT-WEST

LIFECO INC.

3.	Financing Charges

Financing charges include interest on long-term debentures and other debt instruments together with distributions and interest on capital trust securities and debentures and preferred shares classified as liabilities

	For the three months
	ended March 31
	2006	2005

Interest on long-term debentures and other debt instruments	$27	$29
Preferred share dividends	10	10
Interest on capital trust debentures	12	12
Other	1	-
Distributions on capital trust securities held by
consolidated group as temporary investments	(3)	(3)
Total	$47	$48

4.	Other Assets

Other assets consist of the following:

Other Assets

	March 31,	December 31,	March 31,
	2006	2005	2005

Premiums in course of collection	$633	$623	$562
Interest due and accrued	936	893	881
Future income taxes	338	363	313
Fixed assets	271	279	300
Prepaid expenses	60	76	74
Accounts receivable	659	716	648
Accrued pension asset	171	179	174
Other	350	316	345
	$3,418	$3,445	$3,297

GREAT-WEST

LIFECO INC.

5.	Debentures and Other Debt Instruments
Debentures and other debt instruments consist of the following:
	March 31,	December 31,	March 31,
	2006	2005	2005
Short term
Commercial paper and other short term debt instruments with interest
rates from 4.5% to 4.9% (4.0% to 5.0% in 2005)	$110	$112	$114
Revolving credit in respect of reinsurance business with interest rates from
5.4% to 5.5% maturing within one year (5.0% to 5.2% in 2005)	3	14	18
Total short term	113	126	132
Long term
Operating:
Notes payable with interest rate of 8.0%	9	9	10
Capital:
Lifeco
Five year term facility	-	-	150
6.75% Debentures due August 10, 2015, unsecured	200	200	200
6.14% Debentures due March 21, 2018, unsecured	200	200	200
6.74% Debentures due November 24, 2031, unsecured	200	200	200
6.67% Debentures due March 21, 2033, unsecured	400	400	400

	1,000	1,000	1,150
Canada Life
Subordinated debentures due September 19, 2011 bearing a fixed rate of 8% until 2006 and, thereafter, at a rate equal to the Canadian
90-day Bankers' Acceptance rate plus 1%, unsecured	250	250	250
Subordinated debentures due December 11, 2013 bearing a
fixed rate of 5.8% until 2008 and, thereafter, at a rate equal to the
Canadian 90-day Bankers' Acceptance rate plus 1%, unsecured	200	200	200
6.40% Subordinated debentures due December 11, 2028, unsecured	100	100	100
Acquisition related fair market value adjustment	10	13	34

	560	563	584
Great-West Life & Annuity Insurance Capital, LP
6.625% Deferrable debentures due November 15, 2034,	209	205	216
unsecured (U.S.$175)
Total long term	1,778	1,777	,960

Total debentures and other debt instruments	$1,891	$1,903	$2,092

6.	Other Liabilities

Other liabilities consist of the following:

	March 31,	December 31,	March 31,
	2006	2005	2005

Current income taxes	$285	$374	$251
Accounts payable	513	511	491
Liability for restructuring costs	-	-	48
Post retirement benefits provision	525	508	489
Bank overdraft	445	449	651
Future income taxes	332	317	272
Other	1,687	2,159	2,093
	$3,787	$4,318	$4,295

GREAT-WEST

LIFECO INC.

7.	Capital Trust Securities and Debentures
	March 31,	December 31,	March 31,
	2006	2005	2005
Capital trust debentures:
5.995% Senior debentures due December 31, 2052, unsecured (GWLCT)	$350	$350	$350
6.679% Senior debentures due June 30, 2052, unsecured (CLCT)	300	300	300
7.529% Senior debentures due June 30, 2052, unsecured (CLCT)	150	150	150
	800	800	800
Acquisition related fair market value adjustment	33	34	36
Capital trust securities held by consolidated group
as temporary investments	(185)	(186)	(186)
Total	$648	$648	$650

Great-West Life Capital Trust (GWLCT), a trust established by The Great-West Life Assurance Company (Great-West Life), had issued $350 of capital trust securities, the proceeds of which were used by GWLCT to purchase Great-West Life senior debentures in the amount of $350, and Canada Life Capital Trust (CLCT), a trust established by The Canada Life Assurance Company (Canada Life), had issued $450 of capital trust securities, the proceeds of which were used by CLCT to purchase Canada Life senior debentures in the amount of $450.

8.	Non-Controlling Interests

The Company controlled a 100% equity interest in Great-West Life, London Life Insurance Company (London Life), Canada Life and Great-West Life & Annuity Insurance Company (GWL&A) at March 31, 2006 and March 31, 2005.

(a)	The non-controlling interests of Great-West Life, London Life, Canada Life, GWL&A and their subsidiaries reflected in the Summary of Consolidated Operations are as follows:
(a)			For the three months
			ended March 31,

			2006	2005
	Participating policyholder
	Net income attributable to participating
	policyholder before policyholder dividends
	Great-West Life		$29	$ 30
	London Life		162	149
	Canada Life		47	43
	GWL&A		43	50

	Policyholder dividends
	Great-West Life		(26)	(24)
	London Life		(139)	(132)
	Canada Life		(46)	(43)
	GWL&A		(40)	(49)
	Net income		30	24

	Preferred shareholder dividends of subsidiaries		4	5
	Total	$	$ 34	$ 29

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LIFECO INC.

(b)		March 31,	December 31,	March 31,
		2006	2005	2005

	Participating surplus:
	Great-West Life	$375	$ 372	$ 366
	London Life	1,174	1,151	1,098
	Canada Life	26	25	17
	GWL&A	196	193	199
		$1,771	$ 1,741	$ 1,680

	Preferred shares issued by subsidiaries:
	Great-West Life Series L, 5.20% Non-Cumulative	$52	$ 52	$ 52
	Great-West Life Series O, 5.55% Non-Cumulative	157	157	157
		$209	$ 209	$ 209

	Perpetual preferred shares issued by subsidiaries:
	CLFC Series B, 6.25% Non-Cumulative		$ 145	$ 145
	Acquisition related fair market value adjustment		12	13
		$156	$ 157	$ 158

GREAT-WEST

LIFECO INC.

9.	Share Capital
Authorized
Unlimited First Preferred Shares, Class A Preferred Shares and Second Preferred Shares,
Unlimited Common Shares

Issued and outstanding

	March 31, 2006				December 31, 2005			March 31, 2005
	Number		Stated value		Number		Stated value	Number		Stated value
Preferred shares:
Classified as liabilities
Series D, 4.70% Non-Cumulative
First Preferred Shares	7,978,900		$199		7,978,900		$199	8,000,000		$200
Series E, 4.80% Non-Cumulative
First Preferred Shares	23,499,915		588		23,499,915		588	23,868,115		597
	31,478,815		$787		31,478,815		$787	31,868,115		$797

Perpetual preferred shares:
Classified as equity
Series F, 5.90% Non-Cumulative		#		#		#			#
First Preferred Shares	7,957,001		$199		7,957,001		$199	7,957,001		$199
Series G, 5.20% Non-Cumulative		#		#		#			#
First Preferred Shares	12,000,000		300		12,000,000		300	12,000,000		300
Series H, 4.85% Non-Cumulative
First Preferred Shares	12,000,000		300		12,000,000		300	-		-

	31,957,001		$799		31,957,001		$799	19,957,001		$499

Common shares:
Balance, beginning of year	890,689,076		$4,660		890,592,348		$4,651	890,592,348		$4,651
Purchased and cancelled under
Normal Course Issuer Bid	(504,000)		(4)		(2,012,600)		(11)	(476,000)		(2)
Issued under Stock Option Plan	1,154,095		12		2,109,328		20	1,102,790		10
Balance, end of period	891,339,171		$4,668		890,689,076		$4,660	891,219,138		$4,659
10.	Stock Based Compensation

No options were granted under the Company’s stock option plan for the three months ended March 31, 2006 (100,000 options were granted during the first quarter of 2005). The weighted-average fair value of options granted during the three months ended March 31, 2005 were $6.68 per option. Compensation expense of $2 after tax has been recognized in the Summary of Consolidated Operations for the three months ended March 31, 2006 ($2 after tax for the three months

GREAT-WEST

LIFECO INC.

ended March 31, 2005).

11.	Pension Plans and Other Post Retirement Benefits

The total benefit costs included in operating expenses are as follows:

	For the three months
	ended March 31
	2006	2005

Pension benefits	$19	$18
Other benefits	7	10
Total	$26	$28

12.	Earnings Per Common Share
		For the three months
		ended March 31,
		2006	2005
a)	Earnings

	Net income - common shareholders	$446	$419

b)	Number of common shares

	Average number of common shares outstanding	890,681,974	890,865,663
	Add:

	-Potential exercise of outstanding stock options	7,060,652	8,206,778

	Average number of common shares outstanding - diluted basis	897,742,626	899,072,441

Earnings per common share

	Basic	$0.501	$0.471

	Diluted	$0.497	$0.466
13.	Segmented Information

Consolidated Operations

For the three months ended March 31, 2006

		United		Lifeco
	Canada	States	Europe	Corporate	Total

Income:
Premium income	$1,575	$692	$1,433	$-	$3,700
Net investment income	684	335	304	-	1,323
Fee and other income	216	297	139	-	652

Total income	2,475	1,324	1,876	-	5,675

Benefits and expenses:
Paid or credited to policyholders	1,528	838	1,635	-	4,001
Other	620	289	101	1	1,011
Amortization of finite life intangible assets	3	-	1	-	4
Restructuring costs	-	-	-	-	-
Net operating income
before income taxes	324	197	139	(1)	659

Income taxes	82	61	24	2	169

Net income before non-controlling
interests	242	136	115	(3)	490

Non-controlling interests	28	2	4	-	34

Net income - shareholders	214	134	111	(3)	456

Perpetual preferred share dividends	10	-	-	-	10

Net income - common shareholders	$204	$134	$111	$(3)	$446
For the three months ended March 31, 2005

		United		Lifeco
	Canada	States	Europe	Corporate	Total

Income:
Premium income	$1,509	$1,204	$1,815	$-	$4,528
Net investment income	684	371	240	(3)	1,292
Fee and other income	189	294	131	-	614

Total income	2,382	1,869	2,186	(3)	6,434

Benefits and expenses:
Paid or credited to policyholders	1,519	1,356	1,941	-	4,816
Other	579	304	118	1	1,002
Amortization of finite life intangible assets	4	-	1	-	5
Restructuring costs	-	-	-	7	7
Net operating income
before income taxes	280	209	126	(11)	604

Income taxes	61	64	23	1	149

Net income before non-controlling
interests	219	145	103	(12)	455

Non-controlling interests	26	1	2	-	29

Net income - shareholders	193	144	101	(12)	426

Perpetual preferred share dividends	7	-	-	-	7

Net income - common shareholders	$186	$144	$101	$(12)	$419

14.	Subsequent Events

On March 30, 2006, the Company entered into an agreement with a syndicate of underwriters under which the underwriters have agreed to buy 12,000,000 4.50% Non-cumulative First Preferred Shares Series I from the Company for sale to the public at a price of $25 per Preferred Share, representing an aggregate issue amount of $300. The offering closed April 12, 2006.

On April 24, 2006, Crown Life Insurance Company (Crown Life) served notice, pursuant to the terms of the 1999 acquisition of the majority of the insurance operations of Crown Life by Canada Life, commencing a process under which Canada Life may be required to acquire the common shares of Crown Life. This transaction is not expected to have a material impact on the financial position of the Company.